EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Interactive Intelligence, Inc.:

We consent to the incorporation by reference in the registration statements (No. 333-33772, 333-87919, 333-110866, 333-116006, 333-33734, 333-129732, and 333-134427) on Form S-8 and (No. 333-138085) on Form S-3 of Interactive Intelligence, Inc. of our report dated March 17, 2008, with respect to the consolidated balance sheets of Interactive Intelligence, Inc. as of December 31, 2007 and 2006, and the related consolidated statements of income, shareholders' equity, and cash flows and the related consolidated financial statement schedule for each of the years in the three-year period ended December 31, 2007, and the effectiveness of internal control over financial reporting as of December 31, 2007, which report appears in the December 31, 2007 annual report on Form 10-K of Interactive Intelligence, Inc.

Our report on the consolidated financial statements includes an explanatory paragraph referring to  Interactive Intelligence Inc.’s adoption of Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes, an Interpretation of FASB Statement No. 109, effective January 1, 2007, and the adoption of the provisions of Statement of Financial Accounting Standards No. 123(R), Share-Based Payment and Securities and Exchange Commission Staff Accounting Bulletin No. 108, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in the Current Year Financial Statements, effective January 1, 2006.

                                                           /s/ KPMG LLP

Indianapolis, Indiana
March 17, 2008